Exhibit 99.1

Royal Gold Announces Closing of Pueblo Viejo Stream Transaction and

Provides Updates on Other Previously Announced Transactions

DENVER, COLORADO.  SEPTEMBER 29, 2015:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) (“RGI”) announces that its wholly owned subsidiary, RGLD Gold AG (“Royal Gold,” “Company”), closed its previously announced $610 million Precious Metals Purchase and Sale Agreement with a wholly owned subsidiary of Barrick Gold Corporation, BGC Holdings Ltd. (“Barrick”), to purchase a quantity of gold and silver referenced to production from Barrick’s 60% interest in the Pueblo Viejo mine located in the Dominican Republic (“Pueblo Viejo”).  In addition, the Company also provides updates on its previously announced gold offtake agreement with Compañía Minera Teck Carmen de Andacollo (“CMCA”) and its gold stream transaction with a wholly owned subsidiary of Golden Star Resources Ltd (“Golden Star”).

Royal Gold made a single $610 million advance payment to Barrick as part of the closing.  The transaction is effective July 1, 2015 for the gold stream and January 1, 2016 for the silver stream.  Under the terms of the Purchase and Sale Agreement, Barrick will deliver to Royal Gold, on a quarterly basis, an amount of gold equal to 7.50% of Barrick’s interest in the gold produced at Pueblo Viejo until 990,000 ounces of gold have been delivered, and 3.75% thereafter; and an amount of silver equal to 75% of Barrick’s interest in the silver produced at Pueblo Viejo (with silver deliveries based on a fixed 70% recovery rate) until 50.00 million ounces have been delivered, and 37.50% thereafter.  Royal Gold will pay Barrick 30% of the spot price per ounce of gold until 550,000 ounces of gold have been delivered, and 60% of the spot price per ounce thereafter; and 30% of the spot price per ounce of silver until 23.10 million ounces of silver have been delivered, and 60% of the spot price per ounce thereafter.

Under the terms of the Purchase and Sale Agreement, Barrick will maintain a segregated cash collection account for receipt of dividends and other distributions paid to Barrick by the Pueblo Viejo joint venture.  Funds in the collection account will be used first to fund deliveries of gold and silver to Royal Gold before any distributions are made to Barrick Gold Corporation.  If cash in the collection account is not sufficient to fund Barrick’s delivery obligations to Royal Gold, any unsatisfied delivery obligations will accrue until sufficient cash is available.  If actual silver recoveries in any quarterly delivery period are below the 70% fixed recovery rate, Barrick will make up any production shortfall.

Royal Gold will sell the gold and silver after receiving each quarterly delivery, and will recognize revenue from the sale of delivered gold and silver after the sale has occurred. Royal Gold expects to receive its first delivery of gold in respect of Pueblo Viejo on December 15 for the period July 1 to November 30, 2015.  Barrick informed the Company that the first delivery will include approximately 8,600 ounces relating to July and August 2015 production, in addition to delivery of gold for the period including September, October and November 2015.

About CMCA

Royal Gold made a single $525 million advance payment to CMCA as part of the closing of the Long Term Offtake Agreement dated July 9, 2015.  The agreement is effective July 1, 2015, and applies to all final settlements of gold received on or after that date.  CMCA will deliver to Royal Gold, on a monthly basis, 100% of payable gold from the Carmen de Andacollo mine until 900,000 ounces have been delivered, and 50% thereafter, subject to a fixed payable percentage of 89%.  Royal Gold will pay CMCA 15% of the monthly average gold price for the month preceding the delivery date for each delivered ounce.

Royal Gold sells the gold from CMCA within weeks after receiving each monthly delivery, and will recognize revenue from the sale of delivered gold after the sale has occurred. As of September 29, 2015, Royal Gold has sold approximately 9,500 ounces of gold delivered by CMCA during the quarter, and has approximately 300 ounces of gold remaining in inventory from CMCA deliveries.

About Golden Star

Royal Gold made $55 million in advance payments to Golden Star to date related to the Gold Purchase and Sale Agreement dated May 6, 2015.  Royal Gold, Inc. also funded a previously announced $20 million term loan to Golden Star.  Royal Gold expects to make additional advance payments totaling $75 million over the next several quarters.  Golden Star will deliver to Royal Gold 8.50% of the gold produced until 185,000 ounces have been delivered, 5.00% until an additional 22,500 ounces have been delivered, and 3.00% thereafter.  Royal Gold will pay Golden Star 20% of the spot price until 207,500 ounces of gold have been delivered, and 30% of the spot price thereafter for each delivered ounce.

Golden Star delivers gold to us based on each shipment of doré.  Royal Gold sells the gold from Golden Star within weeks after receiving each delivery, and will recognize revenue from the sale of delivered gold after the sale has occurred. As of September 29, 2015, Royal Gold has sold approximately 3,200 ounces of gold delivered by Golden Star during the quarter, and has approximately 1,100 ounces of gold remaining in inventory from Golden Star deliveries.  The Company also expects to receive make-whole deliveries of approximately 4,000 ounces of gold prior to the end of October related to the period from April 1, 2015 through August 14, 2015.

CORPORATE PROFILE

Royal Gold, Inc. is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  RGI owns interests on 198 properties on six continents, including interests on 39 producing mines and 24 development stage projects.  Royal Gold, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  RGI’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about our streaming and offtake agreements with Barrick, CMCA, and Golden Star, as well as expectations concerning development, ramp-up, production and mine life at the operations which are subject to these agreements.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals prices; actual tax rates; performance of and production at the Pueblo Viejo, Andacollo, and Golden Star mines subject to our interests; decisions and activities of the operators of the mine; operators’ delays in securing or inability to secure necessary governmental permits; political and social risks inherent in investments in foreign jurisdictions; changes in operators’ project parameters and timelines as operations continue to be refined; economic and market conditions; unanticipated grade, geological, metallurgical, processing, regulatory and legal or other problems that the operators of the mine may encounter; and other subsequent events, as well as other factors described in RGI’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond RGI’s ability to predict or control.  RGI disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.